UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Specialty Underwriters' Alliance, Inc.
(Name of Registrant as Specified in Its Charter)

Hallmark Financial Services, Inc. American Hallmark Insurance Company of Texas Hallmark Specialty Insurance Company Mark E. Schwarz C. Gregory Peters Mark E. Pape Robert M. Fishman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 1:  The following letter has been mailed to the stockholders and has been posted to http://www.suaitownhall.com:

ATTENTION SPECIALTY UNDERWRITERS’ STOCKHOLDERS

VOTE FOR HALLMARK FINANCIAL’S THREE HIGHLY QUALIFIED,
INDEPENDENT DIRECTOR NOMINEES

VOTE THE GOLD PROXY CARD TODAY!

April 22, 2009

Dear Fellow SUA Stockholders,

Hallmark Financial Services, Inc. (“Hallmark”) is the second largest stockholder of Specialty Underwriters’ Alliance, Inc. (“SUA” or the “Company”), beneficially owning 9.9% of the Company’s outstanding common stock.  We are asking for your vote at the 2009 annual meeting of stockholders of SUA in order to elect our three highly qualified, independent director nominees: Robert M. Fishman, Mark E. Pape and C. Gregory Peters.  Our nominees possess a wealth of property and casualty insurance industry expertise.

Directors That Are Truly Independent Need to Be in the SUA Board Room and in Sufficient Number

In its effort to discredit us, the Company has written to you that Hallmark’s campaign represents some disguised effort by Hallmark to obtain control of the SUA Board.  The fact is that THE CANDIDATES WE NOMINATED SET FORTH ON THE GOLD PROXY CARD ARE ENTIRELY INDEPENDENT OF HALLMARK and, if elected, will just like all directors have fiduciary responsibilities to act in the best interests of all stockholders.  Our nominees would bring significant industry, financial and public company expertise, as well as a fresh perspective, to the current board.  If elected, these nominees will represent less than a majority of the SUA Board (and 50% of the independent directors) but nevertheless we believe will have a sufficient presence TO MAKE A DIFFERENCE on the issues that matter to stockholders. In this light, it is our hope you will agree that simply adding one stockholder-nominated director to the current seven person board – the hollow gesture offered by the Company to Hallmark to avoid a shakeup of the status quo – is simply not acceptable.

Our Focus…and Their Hope

Hallmark’s nominees are focused on the following critical issues that we believe currently face SUA, as further discussed in our proxy statement:

•	We believe SUA is underperforming financially

•	We believe SUA’s strategic and business model is weak

•	We believe SUA suffers from corporate governance deficiencies

•	We believe SUA has not created stockholder value

Curiously, rather than addressing these critical financial, strategic and governance problems facing SUA, the Company appears to blame the economic environment alone for the Company’s problems and low stock price.  The Company stated in its letter to stockholders dated April 1, 2009 that “the capital markets and general business activities have been severely impacted by the economic environment and credit crisis…[and that it believes] these events have adversely impacted our business and our current stock valuation.”  The implication is that, as general business conditions improve, somehow things will get better for SUA and its stockholders.  We do not believe this will happen without seriously addressing the problems facing the Company.

SUA’s numerous missteps long preceded the economic downturn and the Company’s failure to address this does nothing to improve operations or enhance stockholder value.  Consider that, among other things:

•
Since its IPO in November 2004 through December 31, 2008, the Company’s cumulative total stockholder return has been negative 72%, far underperforming the S&P 500 (when that index reflects the worst bear market in a generation).

•	The Company’s annual growth in book value per share for the five-year period ended December 31, 2008 has been a paltry 1.6%.

•
During the same five-year period, the Company has only reported a cumulative total of $2.271 million in net income, or an average of $454,000 annually.  As a result, the Company’s average return on equity has been a mere fraction of a single percent.

•
According to SNL Financial, SUA’s expense ratio has been significantly higher than the industry average for each year during the past four completed fiscal years.  In fact, SUA’s expense ratio has averaged more than fourteen percentage points higher than the industry average during this period.

•
As of December 31, 2008, SUA had only nine partner-agents.  SUA’s top five partner-agents in 2008 made up over 90% of SUA’s written premiums, which is relatively unchanged from 2005, when these same five partner-agents made up 100% of SUA’s written premiums.  SUA’s failure to expand its partner-agent relationships puts the Company’s business at risk if its relationship with one significant partner-agent (such as Risk Transfer Holdings) were to deteriorate.

IF YOU WANT NEW HIGHLY QUALIFIED INDEPENDENT DIRECTORS WHO RECOGNIZE AND WILL SEEK TO SERIOUSLY ADDRESS THE DIFFICULT FINANCIAL, BUSINESS AND STRATEGIC CHALLENGES WE BELIEVE FACE SUA – VOTE THE GOLD PROXY CARD!

Corporate Governance Deficiencies

The Company states that it has purportedly reached out to large stockholders following conference calls (excluding Hallmark, we would add) in trumpeting its Board and its corporate governance.  However, the following actions in 2008 in our view constitute genuine corporate governance problems:

•	In 2008, the current Board approved bylaw amendments that eliminated basic rights of stockholders, including changes which:

™	expressly eliminated stockholders’ rights (a) to call special meetings of stockholders and (b) to fill vacancies on the SUA Board (even when directors have been removed by stockholders); and

™	added stringent advance notice requirements for stockholder nominations of directors.

•
In 2008, the Board and management approved eight new employment and change of control agreements with members of SUA’s senior management team obligating the Company to make golden parachute payments to executives in certain circumstances, including a change of control.

•
In 2008, without engaging in any meaningful dialogue, the SUA Board determined to reject a bona fide offer from a credible buyer (Hallmark), which we believe had real prospects to enhance stockholder value.

To defend its behavior last summer, the Company would have you believe that it was Hallmark, and not SUA or Courtney Smith (the Company’s Chief Executive Officer), that was “unresponsive” when Hallmark made its offer in June 2008.  We believe this characterization of the events of last June is disingenuous and self-serving.  The incident that SUA is relying on for this assertion is a perfunctory two sentence email from Mr. Smith to Mr. Schwarz (Hallmark’s Executive Chairman), sent after several attempts by Mr. Schwarz to speak with Mr. Smith and which formally directed Mr. Schwarz to forward “in writing” any “additional information that [Hallmark] would like to share with [SUA].”  While Hallmark stood ready and willing at any time to engage in a dialogue that might help SUA reach a more thoughtful decision on Hallmark’s offer, SUA on the other hand appears to act as if formally requesting “additional information” in writing satisfied the Board’s obligations to have all of the information required to act in the best interests of stockholders, and that somehow Hallmark’s failure to send any such information made Hallmark the “unresponsive” party.

Hallmark’s Interest and the Shakeup It Has Caused

Hallmark did not withdraw its proposal to acquire SUA and Mr. Schwarz has attempted to discuss a potential transaction which would benefit all stockholders with SUA senior officers as recently as March 2, 2009.  While SUA now wields our continuing interest in the Company as a scare tactic with stockholders to maintain the status quo, it is our view that our continuing interest in a transaction is a significant positive for SUA stockholders.  In fact, SUA’s effort to obtain a “standstill” obligation from Hallmark as part of its proposal to add just one Hallmark nominee – an obligation that would prevent Hallmark from pursuing any transaction (or from nominating additional director candidates) for the foreseeable future – would in our view harm SUA’s stockholders.  We believe this demand further underscores that the hollow compromise offered by SUA was designed to avoid addressing the serious and real issues we believe face the Company.

Interestingly, while the SUA Board rejected our proposal out of hand last summer, we point out that SUA now writes that it in fact will consider a sale or merger of the Company.  But how – we ask – can this same current Board be trusted to make an informed decision on behalf of SUA’s stockholders on a proposed transaction – or on any other potentially value enhancing opportunity – for the benefit of SUA stockholders?  Our nominees will, subject to their fiduciary duties, not approve any proposed transaction, whether made by Hallmark or a third party, unless they believe it will be in the best interests of all stockholders and maximize stockholder value.

HALLMARK’S NOMINEES ARE HIGHLY QUALIFIED INDEPENDENT DIRECTORS WHO POSSESS THE RIGHT COMBINATION OF SKILLS AND EXPERIENCE TO ASSIST THE BOARD IN MAKING THE TOUGH DECISIONS NECESSARY FOR RESTORING AND ENHANCING STOCKHOLDER VALUE AT SUA.

Hallmark strongly urges you to reject the status quo at SUA, and to sign and return the GOLD PROXY CARD to elect Hallmark’s nominees.

Thank you for your time.

Sincerely,

/s/ Mark E. Schwarz

Mark E. Schwarz Director & Executive Chairman Hallmark Financial Services, Inc.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Hallmark’s proxy materials, please contact
MacKenzie Partners, Inc. at the address or phone numbers listed below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or

CALL TOLL FREE (800) 322-2885

Item 2:  Changes were made to the following web pages of http://www.suaitownhall.com:

Welcome to the SUAI Town Hall

As the second largest stockholder of Specialty Underwriters' Alliance, Inc. (Nasdaq: SUAI), Hallmark Financial Services strongly believes that significant improvements are needed at SUAI: better financial performance, improvements in the company’s strategy and business model, stronger corporate governance and Board accountability to stockholders. Hallmark beneficially owns approximately 9.9% of SUAI's outstanding common stock.

Accordingly, Hallmark has nominated a slate of highly qualified nominees for election to SUAI’s Board of Directors at the company’s Annual Meeting of Stockholders scheduled to be held on May 5, 2009. Hallmark’s nominees are Robert M. Fishman, Mark E. Pape and C. Gregory Peters. Hallmark strongly believes that the interests of all SUAI stockholders would benefit from these highly qualified, truly independent director nominees and further believes these nominees possess the right combination of skills and experience to work with the other members of the SUAI Board to make the decisions necessary for restoring and enhancing stockholder value at SUAI.

Hallmark seeks your support to elect its nominees to replace three current members of SUAI’s seven-member Board at SUAI’s May 5th Annual Meeting. Hallmark invites you to read the materials on this SUAI Town Hall website to learn more about Hallmark’s campaign at SUAI and how you can help.

HALLMARK

FINANCIAL SERVICES, INC.

777 Main Street, Suite 1000
Fort Worth, Texas 76102
office (817) 348-1600
toll-free (877) 832-6642

Home | Press Releases | Nominees | Letters to SUAI | SEC Filings | Privacy Policy | Contact Us | Important Notice

Press Releases

Date	Title
2009 Apr 03	Hallmark Financial Services Proceeds With Election Contest to Elect Three Nominees to Board of Specialty Underwriters' Alliance (PDF)
2009 Mar 18	Hallmark Financial Services Files Preliminary Proxy Statement to Elect its Nominees to the Board of Directors of Specialty Underwriters' Alliance (PDF)
2009 Jan 14	Hallmark Financial Services Announces Slate of Director Nominees for Specialty Underwriters' Alliance (PDF)

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Hallmark Proxy Statement And Gold Card

Hallmark Stockholder Presentation

Hallmark Letter to Stockholders

Copyright © Hallmark Financial Services, Inc. All Rights Reserved.

Use of this website and the information contained herein is subject to the restrictions and limitations described in Terms and Conditions. By accessing or retrieving information from this website, the user acknowledges and agrees to be bound by the terms specified in Terms and Conditions.

Nominees

Robert M. Fishman (Age 59)

Robert M. Fishman has been self-employed as an insurance industry consultant since January 2009. From January 2008 through January 2009, Mr. Fishman served as Managing Director of Southwest Insurance Partners, Inc., an investment company with operating subsidiaries in the property & casualty and life, accident & health insurance sectors. From November 2006 through May 2007, Mr. Fishman served as the Chief Executive Officer and President of United America Indemnity Ltd., a provider of specialty property and casualty insurance and reinsurance. From October 2005 through December 2006, Mr. Fishman served as the Chief Executive Officer and President of ARAG NA, the U.S. subsidiary of the ARAG Group, a leading provider of legal insurance.From July 2004 through September 2004, Mr. Fishman was the President of the insurance operations for Quanta Holdings Co., a provider of specialty insurance and reinsurance. From January 1994 through June 2004, Mr. Fishman was employed by Zurich Financial Services, where he served as Executive Vice President and Chief Underwriting Officer starting January 2001. Prior to that time, Mr. Fishman also served as Chief Executive Officer of Zurich’s Diversified Products Division (1999 through 2001) and Executive Vice President of the Zurich Specialty Division (1994 through 1999). Prior to that time, among other positions, Mr. Fishman held positions at Lexington Insurance Company and Progressive Corporation. Mr. Fishman was self-employed as an insurance industry consultant from May 2007 through January 2008 and from September 2004 through October 2005.

Mark E. Pape (Age 58)

Mark E. Pape has served as a partner at Tatum LLC, an executive services firm, since August 2008. From November 2005 through December 2007, Mr. Pape served as Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc., a property and casualty insurance company specializing in non-standard automobile insurance. Mr. Pape also served on Affirmative’s board of directors and its audit committee from July 2004 through November 2005. Mr. Pape served as Chief Financial Officer of HomeVestors of America, Inc., a franchisor of home acquisition services, from September 2005 through November 2005. He served as President and Chief Executive Officer of R.E. Technologies, Inc., a provider of software tools to the apartment industry, from April 2002 through May 2005. He served as Senior Vice President and Chief Financial Officer of LoanCity.com, a start up e-commerce mortgage bank, from May 1999 through June 2001. Prior to that time, among other positions, Mr. Pape has served as Vice President, Strategic Planning for Torchmark Corporation, a life and health insurance holding company, Executive Vice President and Chief Financial Officer of American Income Holding, Inc., a life insurance holding company, and as an investment banker. Mr. Pape was self-employed as an insurance industry consultant from December 2007 through August 2008 and from May 2005 through September 2005.

C. Gregory Peters (Age 42)

C. Gregory Peters has served as Senior Vice President of Southwest Insurance Partners, Inc., an investment company with operating subsidiaries in the property & casualty and life, accident & health insurance sectors, since March 2009. From July 2008 through March 2009, he served as the President and Chief Executive Officer of Remote Knowledge, Inc., a provider of satellite-based high speed broadband equipment and services to the maritime industry. From June 2007 through July 2008, Mr. Peters served as the President of Muragai, LLC, a private investment company specializing in acquisitions in the insurance industry. From November 1999 through June 2007, Mr. Peters was Senior Vice President, Equity Research at Raymond James and Associates, where Mr. Peters launched the firm’s sell-side research practice for the insurance industry and was the lead analyst for property and casualty companies. Prior to Raymond James, Mr. Peters covered the insurance industry as a research analyst for ABN Amro and Kemper Securities.

HALLMARK FINANCIAL SERVICES, INC.

777 Main Street, Suite 1000
Fort Worth, Texas 76102
office (817) 348-1600
toll-free (877) 832-6642

Home | Press Releases | Nominees | Letters to SUAI | SEC Filings | Privacy Policy | Contact Us | Important Notice

Letters to SUAI

Date	Title
2009 Mar 26	Hallmark Letter regarding a potential meeting with SUAI directors (PDF)
2008 Jul 01	Hallmark Letter to Board of Directors of SUAI - Reaffirmation of Proposal to Acquire SUAI (PDF)
2008 Jun 16	Cover Letter - Proposal to Acquire SUAI (PDF)
	Letter to Board of Directors of SUAI - Proposal to Acquire SUAI (PDF)

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Hallmark Proxy Statement And Gold Card

Hallmark Stockholder Presentation

Hallmark Letter to Stockholders

Copyright © Hallmark Financial Services, Inc. All Rights Reserved.

Use of this website and the information contained herein is subject to the restrictions and limitations described in Terms and Conditions. By accessing or retrieving information from this website, the user acknowledges and agrees to be bound by the terms specified in Terms and Conditions.

777 Main Street, Suite 1000
Fort Worth, Texas 76102
office (817) 348-1600
toll-free (877) 832-6642

Home | Press Releases | Nominees | Letters to SUAI | SEC Filings | Privacy Policy | Contact Us | Important Notice

Contacts

Investor and Media Contact:

proxy@mackenziepartners.com

Hallmark Proxy Statement And Gold Card

Hallmark Stockholder Presentation

Hallmark Letter to Stockholders

Copyright © Hallmark Financial Services, Inc. All Rights Reserved.

Use of this website and the information contained herein is subject to the restrictions and limitations described in Terms and Conditions. By accessing or retrieving information from this website, the user acknowledges and agrees to be bound by the terms specified in Terms and Conditions.